EXHIBIT (a)(20)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

CATELLUS DEVELOPMENT CORPORATION

OFFER TO EXCHANGE CERTAIN

OUTSTANDING CATELLUS STOCK OPTIONS

SUPPLEMENT TO THE

AMENDED AND RESTATED OFFER CIRCULAR

This Supplement to the Amended and Restated Offer Circular (this “Supplement”) amends the Amended and Restated Offer Circular dated October 17, 2003 (the “Amended and Restated Offer Circular”) that was previously provided to you. In response to additional comments that we have received from the Securities and Exchange Commission, this Supplement revises and restates the information set forth in “Consequences of Accepting the Offer on the Special E&P Distribution” included in the Summary of the Offer Expiring October 29, 2003 section of the Amended and Restated Offer Circular, and the responses to Questions 13 and 39 included in the Terms of the Offer section of the Amended and Restated Offer Circular. The essential terms of the exchange offer have not changed.

The information set forth in “Consequences of Accepting the Offer on the Special E&P Distribution” included in the Summary of the Offer Expiring October 29, 2003 section of the Amended and Restated Offer Circular is restated as follows:

•	Consequences of accepting the Offer on the Special E&P Distribution. As mentioned above, Catellus will be making a Special E&P Distribution to its stockholders in connection with the REIT conversion. Catellus expects to offer its stockholders of record the right to elect to receive the portion of the Special E&P Distribution with respect to their shares in the form of cash, shares of Catellus REIT common stock or a predetermined combination of cash and Catellus REIT common stock. In early November, Catellus will distribute to each stockholder of record an election form that each stockholder will need to complete and return to Catellus by late November to indicate his or her election.

If you elect to participate in the Offer, you must also agree to receive your portion of the Special E&P Distribution with respect to your restricted shares in a combination of cash and Catellus REIT common stock, with the ratio of cash to common stock determined as described in more detail in the response to Question 20 in this Offer Circular. The shares of Catellus REIT common stock that you will receive in the Special E&P Distribution will be subject to vesting to the same extent as the restricted shares to which they relate.

The information set forth in the responses to Questions 13 and 39 included in the Terms of the Offer section of the Amended and Restated Offer Circular are restated as follows:

13.	Can the Offer be modified?

Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend or modify the Offer. We also may revoke the Offer upon the occurrence of any of the events set forth below. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously filed) if we modify the Offer in any material manner. If we do modify the Offer in any material manner or waive a material condition of the Offer we will ensure that at least five (5) business days remain in the Offer from the time we notify you of the material change to the expiration time of the Offer. We will extend the expiration time of the Offer as necessary to satisfy this requirement. The Replacement Award Grant Date is scheduled to be November 3, 2003. If November 3, 2003 is not a trading day, the Replacement Award Grant Date will be the first trading day after November 3, 2003. If we extend the Offer, we will adjust the Replacement Award Grant Date to correspond to the new expiration time of the Offer. Subject to limited circumstances described in the last paragraph of the response to this Question 13, we will grant Replacement Awards promptly after the expiration time of the Offer.

Subject to our right to modify or, upon the occurrence of any of the events set forth below, revoke the Offer, the only condition to participating in the Offer is that you must be eligible (as described in the responses to Question 4 above) to participate in the Exchange as of the expiration time of the Offer. See the responses to Questions 22-29 below for conditions applicable to Replacement Award grants.

Notwithstanding any other provision of the Offer, we are not required to accept any Eligible Options returned to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after October 1, 2003 and prior to the expiration time of the Offer any of the following events has occurred:

•	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options pursuant to the Offer, or the grant of Replacement Awards; or

•	an action shall have been threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that would: (1) make the acceptance for exchange of, or grant of Replacement Awards for, some or all of the tendered Eligible Options illegal or otherwise prohibit consummation of the Offer; or (2) delay our ability, or render us unable, to accept for exchange, or grant Replacement Awards for, some or all of the tendered Eligible Options; or

•	there shall have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; (3) any decline in the closing price of our common stock on the New York Stock Exchange such that on any date in such period the closing price of our common stock is less than $20; or (4) any decline in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor’s 500 Index by an amount in excess of 10% measured during any time period after the close of business on October 1, 2003;

in each case, other than the transactions contemplated in connection with the REIT conversion as outlined in the section “Reasons for the Offer” above or in the response to Question 1.

We are not aware of any jurisdiction where the Exchange, the Offer, or the grant of Replacement Awards would violate applicable law. If we become aware of any jurisdiction where the Exchange or the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, modify the terms of the Replacement Awards to the extent necessary to satisfy applicable law. We are not, however, aware of or anticipate any necessary legal filings or approvals that are or will be required before the Offer can be completed, nor are we aware of any necessary governmental approvals that must be obtained before the Offer can be completed. Notwithstanding the foregoing, in the event that any governmental approvals are required to be obtained prior to the completion of the Offer, we may extend the expiration time of the Offer or may delay the grant of Replacement Awards until such approvals are obtained, provided that we will not delay the grant of Replacement Awards after the expiration time of the Offer for any other reason.

39.	How does the Offer relate to Catellus’ directors and executive officers?

Catellus’ executive officers and directors, their positions and offices with Catellus, the number of shares subject to each of their respective Eligible Options, the number of shares subject to each of their Catellus option holdings generally (including, but not limited to, Eligible Options), and the number of shares of Catellus that each of them beneficially owns as of August 31, 2003 are set forth in the following table. Note that Catellus’ non-employee directors are not eligible to participate in the Exchange.

		Shares Subject to Eligible Options		Shares Subject to All Catellus Options(1)		Shares Beneficially Owned
Name	Position	Number	Percentage	Number	Percentage	Number	Percentage
Nelson C. Rising(2)	Chairman of the Board and Chief Executive Officer	1,100,000	37.9%	1,579,372	39.4%	1,319,730	1.4%

Timothy J. Beaudin(3)	Executive Vice President	90,300	3.1%	90,300	2.3%	239,020	*

C. William Hosler(4)	Senior Vice President and Chief Financial Officer	147,240	5.1%	147,240	3.7%	153,675	*

Vanessa L. Washington(5)	Senior Vice President and General Counsel	100,000	3.4%	100,000	2.5%	25,000	*

Paul A. Lockie(6)	Vice President and Controller	0	0	60,000	1.5%	32,500	*

Ted Antenucci(7)	President, Catellus Commercial Development Corporation	131,034	4.5%	131,034	3.3%	108,917	*

Joseph F. Alibrandi(8)	Director	0	0	35,000	*	39,495	*

Stephen F. Bollenbach(9)	Director	0	0	20,000	*	26,190	*

Daryl J. Carter(10)	Director	0	0	16,250	*	26,543	*

Richard D. Farman(11)	Director	0	0	30,000	*	36,143	*

Christine Garvey(12)	Director	0	0	40,000	*	33,621	*

William M. Kahane(13)	Director	0	0	16,250	*	32,014	*

Leslie D. Michelson(14)	Director	0	0	30,000	*	24,244	*

Deanna W. Oppenheimer(15)	Director	0	0	10,000	*	5,893	*

Thomas M. Steinberg(16)	Director	0	0	16,250	*	16,701	*

Cora M. Tellez(17)	Director	0	0	10,000	*	12,384	*

*Less than one percent.

(1) Represents all vested and unvested Catellus options as of August 31, 2003, including Eligible Options outstanding as of that date. Accordingly, the shares subject to Eligible Options are also included in the Shares Subject to All Catellus Options column. The shares subject to those options that are exercisable within 60 days of August 31, 2003 are also included in the Shares Beneficially Owned column.

(2) Mr. Rising holds 2 separate options to purchase the aggregate number of shares set forth in the Shares Subject to Eligible Options column and 3 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 679,372 shares subject to options that are exercisable within 60 days of August 31, 2003. This figure does not include 35,000 shares held by the Rising Family Foundation, a nonprofit charitable foundation of which Mr. Rising and his wife are the sole directors, and 4,375 shares held by a trust of which Mr. Rising’s adult son, Christopher Rising, is trustee. Mr. Rising disclaims beneficial ownership of the shares held by the Rising Family Foundation and the shares held in trust by his son.

(3) Mr. Beaudin holds one option to purchase the aggregate number of shares set forth in the Shares Subject to Eligible Options column and holds one option to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column.

(4) Mr. Hosler holds 2 separate options to purchase the aggregate number of shares set forth in the Shares Subject to Eligible Options column and holds 2 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 75,000 shares subject to options that are exercisable within 60 days of August 31, 2003.

(5) Ms. Washington holds one option to purchase the aggregate number of shares set forth in the Shares Subject to Eligible Options column and holds one option to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. All of the of shares set forth in the Shares Beneficially Owned column are subject to options that are exercisable within 60 days of August 31, 2003.

(6) Mr. Lockie holds 3 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. All of the of shares set forth in the Shares Beneficially Owned column are subject to options that are exercisable within 60 days of August 31, 2003.

(7) Mr. Antenucci holds 3 separate options to purchase the aggregate number of shares set forth in the Shares Subject to Eligible Options column and holds 3 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 18,750 shares subject to options that are exercisable within 60 days of August 31, 2003.

(8) Mr. Alibrandi holds 7 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 14,971 Director Stock Units, 1,680 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year; 384 shares held in a revocable trust of which Mr.

Alibrandi is trustor, trustee, and beneficiary and 20,000 shares subject to options that are exercisable within 60 days of August 31, 2003.

(9) Mr. Bollenbach holds 4 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 13,690 Director Stock Units, 1,736 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 12,500 shares subject to options that are exercisable within 60 days of August 31, 2003.

(10) Mr. Carter holds 5 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 18,143 Director Stock Units, 1,736 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 1,250 shares subject to options that are exercisable within 60 days of August 31, 2003.

(11) Mr. Farman holds 6 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 5,704 Director Stock Units and 15,000 shares subject to options that are exercisable within 60 days of August 31, 2003.

(12) Ms. Garvey holds 8 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 8,621 Director Stock Units, 420 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 25,000 shares subject to options that are exercisable within 60 days of August 31, 2003.

(13) Mr. Kahane holds 5 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 28,258 Director Stock Units, 1,736 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 1,250 shares subject to options that are exercisable within 60 days of August 31, 2003.

(14) Mr. Michelson holds 6 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 9,244 Director Stock Units, 840 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 15,000 shares subject to options that are exercisable within 60 days of August 31, 2003.

(15) Ms. Oppenheimer holds 2 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 2,143 Director Stock Units, 840 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 3,750 shares subject to options that are exercisable within 60 days of August 31, 2003.

(16) Mr. Steinberg holds 5 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 7,312 Director Stock Units, 840 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 1,250 shares subject to options that are exercisable within 60 days of August 31, 2003.

(17) Ms. Tellez holds 2 separate options to purchase the aggregate number of shares set forth in the Shares Subject to All Catellus Options column. The number of shares set forth in the Shares Beneficially Owned column includes 6,834 Director Stock Units, 1,680 of which were credited on January 1, 2003 and vest on a per diem basis over the course of the year and 3,750 shares subject to options that are exercisable within 60 days of August 31, 2003.

The address of each director and executive officer is c/o Catellus Development Corporation, 201 Mission Street, Second Floor, San Francisco, California 94105.

Catellus’ executive officers own Eligible Options covering an aggregate of 1,568,574 shares of Catellus common stock as of August 31, 2003. Although our executive officers may elect to participate in the Offer with respect to their Eligible Options, we do not know whether any particular executive officer will elect to accept the Offer with respect to the executive’s Eligible

Options.

Please see our proxy statement/prospectus for our annual meeting of stockholders held on September 26, 2003 for more information regarding the compensation of directors and certain executive officers and the amount of Catellus securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that document. This proxy statement/prospectus is available upon request as described below under “Additional Information; Incorporation of Documents by Reference.”

Except as described below, there were no stock option or stock transactions involving the directors and executive officers of Catellus within the 60 days before the commencement of the Offer:

•	Between August 11, 2003 and August 14, 2003, Timothy J. Beaudin exercised Catellus stock options, with a per share exercise price of $13.50, to acquire 69,900 shares of our common stock. Mr. Beaudin sold 52,996 of those shares on the open market in brokers transactions on August 11, 2003 at a per share sales price of $23.08, the proceeds from which were approximately equivalent to the amount necessary to pay the exercise price of the options and the applicable estimated taxes. Mr. Beaudin holds the remaining 16,904 shares.

•	On August 19, 2003, Daryl J. Carter exercised Catellus stock options, with per share exercise prices ranging from $9.307 to $20.40, to acquire 23,750 shares of our common stock. Mr. Carter sold all 23,750 of those shares on the open market in brokers transactions on that same date at a per share sales price of $23.35. In addition, on August 21, 2003 Mr. Carter purchased 7,150 shares of Catellus common stock on the open market in brokers transactions at a per share purchase price of $24.05. The number of shares purchased by Mr. Carter on August 21, 2003 was approximately equivalent to the number of shares that could be purchased with the proceeds from Mr. Carter’s sales on August 19, 2003 in connection with his stock option exercises, after subtracting the amount necessary to pay the exercise price of the options and the applicable estimated taxes.

•	On August 20, 2003, William M. Kahane exercised Catellus stock options, with per share exercise prices ranging from $13.50 to $20.40, to acquire 13,750 shares of our common stock. Mr. Kahane sold 11,244 of those shares on the open market in brokers transactions on that same date at a per share sales price of $23.65, the proceeds from which were approximately equivalent to the amount necessary to pay the exercise price of the options and the applicable estimated taxes. Mr. Kahane holds the remaining 2,506 shares.

•	Between August 22, 2003 and September 8, 2003, Nelson C. Rising exercised Catellus stock options, with per share exercise prices ranging from $6.00 to $10.075, to acquire 1,650,000 shares of our common stock. Mr. Rising sold 1,075,000 of those shares on the open market in brokers transactions during that same time period at per share sales prices ranging from $23.36 to $24.05, the proceeds from which were approximately equivalent to the amount necessary to pay the exercise price of the options and the applicable estimated taxes. Mr. Rising holds the remaining 575,000 shares.

Except as described below, there were no stock option or stock transactions involving directors of our subsidiaries within the 60 days before the commencement of the Offer:

•	Between August 8, 2003 and September 19, 2003, Douglas J. Gardner exercised Catellus stock options, with per share exercise prices ranging from $13.50 to $19.00, to acquire 339,800 shares of our common stock. Mr. Gardner sold all 339,800 of those shares on the open market in brokers transactions during that same time period at per share sales prices ranging from $23.2025 to $24.23.

•	On August 12, 2003, Thomas T. Marshall exercised Catellus stock options, with per share exercise prices ranging from $8.65 to $14.75, to purchase 31,741 shares of our common stock. Mr. Marshall sold all 31,741 of those shares on the open market in brokers transactions on that same date at a per share sales price of $23.005.

The deadline to accept the Offer is still 9:00 p.m., Wednesday, October 29, 2003.

The date of this Supplement is October 22, 2003.